Exhibit (d)(2)

VTL Associates, LLC

One Commerce Square

2005 Market Street, Suite 2020

Philadelphia, PA 19103

October 26, 2012

RevenueShares ETF Trust

One Commerce Square

2005 Market Street, Suite 2020

Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, VTL Associates, LLC (the “Adviser”), agrees that, with respect to the funds listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), which are series of the RevenueShares ETF Trust, the Adviser shall, from October 28, 2012 through October 28, 2013, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses) exceeds the amount opposite such Fund’s name on Schedule A hereto (excluding any taxes, interest, brokerage fees, certain insurance costs, and extraordinary and other non-routine expenses).

The Adviser acknowledges that it: (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future; and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

VTL Associates, LLC

By:	/s/ Vincent T. Lowry
Vincent T. Lowry
Chief Executive Officer
Date: October 26, 2012

Your signature below acknowledges

acceptance of this Agreement:

RevenueShares ETF Trust

By:	/s/ Vincent T. Lowry
Vincent T. Lowry
President
Date: October 26, 2012

SCHEDULE A

Funds	Expense Limitation (as a percentage of a Fund’s average daily net assets)

RevenueShares Large Cap Fund	0.49%

RevenueShares Mid Cap Fund	0.54%

RevenueShares Small Cap Fund	0.54%

RevenueShares Consumer Discretionary Sector Fund	0.49%

RevenueShares Consumer Staples Sector Fund	0.49%

RevenueShares Energy Sector Fund	0.49%

RevenueShares Financials Sector Fund	0.49%

RevenueShares Health Care Sector Fund	0.49%

RevenueShares Industrials Sector Fund	0.49%

RevenueShares Information Technology Sector Fund	0.49%

RevenueShares Materials Sector Fund	0.49%

RevenueShares Utilities Sector Fund	0.49%

RevenueShares Navellier Overall A-100 Fund	0.60%

RevenueShares ADR Fund	0.49%